PROSPECTUS SUPPLEMENT No. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 23, 2001)                Registration No. 333-66464







                               BIOPURE CORPORATION

                    3,000,000 Shares of Class A Common Stock





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     The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering from time to time of up to 3,000,000 shares of its Class A Common Stock by Societe Generale as described in Biopure's prospectus dated October 23, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     See "Risk Factors" beginning on page 7 of the prospectus to read about risks that you should consider before buying shares of Biopure's common stock.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

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The date of this Prospectus Supplement is December 26, 2001.


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                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

PLAN OF DISTRIBUTION.........................................................S-1


                                   PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION............................................1

INFORMATION INCORPORATED BY REFERENCE..........................................2

FORWARD-LOOKING INFORMATION....................................................3

OUR COMPANY....................................................................4

RISK FACTORS...................................................................7

EQUITY LINE FINANCING AGREEMENT...............................................15

USE OF PROCEEDS...............................................................22

SELLING STOCKHOLDER...........................................................22

PLAN OF DISTRIBUTION..........................................................22

PLACEMENT AGENT...............................................................25

LEGAL MATTERS.................................................................26

EXPERTS.......................................................................26


                              PLAN OF DISTRIBUTION

     On December 24, 2001, we delivered a drawdown notice to Societe Generale in accordance with the terms of the equity line financing agreement between us and Societe Generale and, as a result, a purchase period commenced on December 26, 2001 and is expected to terminate on January 2, 2002. The drawdown notice obligates Societe Generale to purchase shares of our Class A Common Stock with an aggregate purchase price of $1,770,000 during the purchase period. The number of shares to be purchased by Societe Generale will be based on market prices of our Class A Common Stock during the purchase period and will not be known until the end of the purchase period. The maximum number of shares to be purchased by Societe Generale pursuant to the drawdown notice is 136,153.





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